Exhibit 99.1

Vantage Drilling International Announces Notes Conversion and Special Cash Dividend

HOUSTON, TX—(November 18, 2019)—Vantage Drilling International (“Vantage” or the “Company”) announced today that its board of directors authorized and directed the conversion of all of the Company’s currently outstanding 1%/12% Step-Up Senior Secured Third Lien Convertible Notes (the “Notes”) into ordinary shares of the Company (the “Conversion”). Further, the Company announced that it delivered an instruction to the Trustee to effectuate the Conversion.

In connection with the Conversion, the Company expects to issue an additional 8,114,984 ordinary shares in respect of the Notes, as a result of which the Company will have 13,115,037 issued and outstanding ordinary shares. The Company expects that all outstanding Notes will be converted into ordinary shares of the Company on or around December 3, 2019, at which time the Notes, and the Company’s stapled securities, would no longer be outstanding.

The Notes were issued in 2016, and the current outstanding principal amount thereof is approximately $775.8 million. As of the date hereof, the conversion rate is approximately 0.01046, which equates to one ordinary share per $95.60 principal amount of the Notes. Per the terms of the indenture governing the Notes, no payment or adjustment will be made for any accrued interest on the Notes in connection with the Conversion.

In addition, the Company announced that on November 15, 2018, Vantage Deepwater Company and Vantage Deepwater Drilling, Inc. purchased a Specific Litigation Insurance Policy (the “Policy”). The Policy covers, subject to certain limited exclusions and conditions, the risk arising in connection with the receipt by the Company’s subsidiaries, from subsidiaries of Petroleo Brasileiro S.A. (“Petrobras”), of payments relating to the judgment entered in the lawsuit captioned Vantage Deepwater Company, et al. v. Petrobras America, Inc., et al., Case No. 4:18-CV-2246, and relating to the arbitration award that is the subject of such lawsuit, prior to the exhaustion of appeals in the lawsuit, including the appeal therefrom.

The Company’s subsidiaries received $701 million from the subsidiaries of Petrobras. The limit on said policy, together with other assurances obtained by the Company, are expected to cover the entire amount of the payment received by the Company’s subsidiaries from the subsidiaries of Petrobras. However, the Company cannot guarantee that such insurance will be available or sufficient to cover all potential risks that may arise in connection with the ongoing matters with Petrobras.

The Company also announced that its board of directors declared a special cash dividend in the aggregate amount of $525 million, or $40.03 per share following the Conversion, payable on December 17, 2019, to shareholders of record as of the close of business on December 10, 2019.

As of September 30, 2019, the Company had $825.1 million of cash on hand (including $10.4 million of restricted cash). On a pro forma basis, giving effect to the payment of the dividend, costs associated with the aforementioned insurance policy, and management compensation expenses related to the foregoing in 2019, the Company would have had approximately $264.8 million of cash on hand (including the above-mentioned restricted cash) as of September 30, 2019.

This press release is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to purchase, or an offer to purchase with respect to, any securities.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Vantage Drilling International

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700